Exhibit 10.1

AMENDMENT NO. 2 TO THE

TULARIK INC. 1997 EQUITY INCENTIVE PLAN

At a meeting of the Board of Directors of Tularik Inc. on March 28, 2004, the following amendment to the Tularik Inc. 1997 Equity Incentive Plan (the “Plan”) was adopted, effective as of March 28, 2004:

Section 6(f) of the Plan is hereby deleted in its entirety and replaced with the following:

“Termination of Employment or Relationship as a Director or Consultant. Notwithstanding the foregoing or anything in the Plan to the contrary, the Board, in its sole discretion, may provide in an Option Agreement, or amend an Option Agreement to provide, an Optionee with the right to continue to vest in an Option for a certain period of time following the date the Optionee’s Continuous Status as an Employee, Director or Consultant terminates (“Continued Vesting Period”), as specified in the Option Agreement, and to exercise such Option during such Continued Vesting Period and for a certain period of time following such Continued Vesting Period, as specified in the Option Agreement; provided, however, that no Option may be exercised after the expiration of the term of the Option as set forth in the Option Agreement.”

Except as amended above, the Plan remains in full force and effect.

The undersigned hereby certifies that the foregoing is true, correct and complete.

/s/ William J. Rieflin

William J. Rieflin Executive Vice President, Administration, General Counsel and Secretary